Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01, of Acorn Energy, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 26, 2013	VERITION FUND MANAGEMENT LLC

	By:	/s/ Ted Hagan
	Name:	Ted Hagan
	Title:	CFO

VERITION MULTI-STRATEGY MASTER FUND LTD.
By:	Verition Fund Management LLC, its Investment Manager

By:	/s/ Ted Hagan
Name:	Ted Hagan
Title:	CFO

/s/ Nicholas Maounis
NICHOLAS MAOUNIS

/s/ Ricky Solomon
RICKY SOLOMON